Filed Pursuant to Rule 433
Dated January 6, 2009
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. The notes offered hereby are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investing in these notes involves risks (See "Risk Factors" in our Quarterly Report on Form 10-Q filed with the SEC on October 30, 2008).

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	January 6, 2009
Settlement Date (Original Issue	January 9, 2009
Date):
Maturity Date:	January 10, 2039
Principal Amount:	US $4,000,000,000
Price to Public (Issue Price):	98.478%
Agents’ Commission:	0.750%
All-in Price:	97.728%
Net Proceeds to Issuer:	US $3,909,120,000
Treasury Benchmark:	4.375% due February 15, 2038
Treasury Yield:	2.997%
Spread to Treasury Benchmark:	Plus 4.00%
Reoffer Yield:	6.997%
Interest Rate Per Annum:	6.875%
Interest Payment Dates:	Semi-annually on the 10th of each January and July,
commencing July 10, 2009 and ending on the Maturity Date

Filed Pursuant to Rule 433
Dated January 6, 2009
Registration Statement: No. 333-132807

Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None
CUSIP:	36962G4B7
ISIN:	US36962G4B75
Common Code:	040794808

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 98.478% of the aggregate principal amount less an underwriting discount equal to 0.750% of the principal amount of the Notes.

Institution	Commitment
Lead Managers:

Barclays Capital Inc.	$1,293,333,334
Citigroup Global Markets Inc.	$1,293,333,333
Morgan Stanley & Co. Incorporated	$1,293,333,333

Co-Managers:
Blaylock Robert Van, LLC	$20,000,000
Cabrera Capital Markets, LLC	$20,000,000
CastleOak Securities, L.P.	$20,000,000
Samuel A. Ramirez & Co., Inc.	$20,000,000
Toussaint Capital Partners, LLC	$20,000,000
The Williams Capital Group, L.P.	$20,000,000

Total	$4,000,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 433
Dated January 6, 2009
Registration Statement: No. 333-132807

Additional Information

General

At the nine months ended September 30, 2008, we had outstanding indebtedness totaling $531.747 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2008, excluding subordinated notes payable after one year, was equal to $521.192 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption “Consolidated Ratio of Earnings to Fixed Charges” is hereby amended in its entirety, as follows:

Year Ended December 31,					Nine Months Ended
2003	2004	2005	2006	2007	September 30, 2008
1.73	1.83	1.67	1.63	1.56	1.37

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

Other

On December 18, 2008, Standard & Poor’s Ratings Services said it had revised its outlook on GECC to negative from stable and affirmed its 'AAA' long-term and 'A-1+' short-term credit ratings.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-227-2275 ext. 2663, Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 or Investor Communications of the issuer at 1-203-357-3950.